EXHIBIT 14

CODE OF ETHICS

1.0 INTRODUCTION

Supernus Pharmaceuticals, Inc. is committed to the maintenance of high ethical standards, both internally and in its dealings with all those with whom it is involved. This is reinforced by Supernus’ strong belief in integrity, named as one of Supernus’ Corporate Values. The following policy has been adopted in order to provide guidance to employees in several areas of work where conduct/work ethics are or might potentially be in question. All employees are required to read this policy carefully and to adhere to its principles and spirit in the daily execution of their tasks and responsibilities.

2.0 BUSINESS AND SCIENTIFIC INFORMATION

The integrity and success of the business of Supernus Pharmaceuticals, Inc. (the “Company”) is dependent upon the accuracy of the Company’s records and business information. The Company’s shareholders, directors, employees, consultants, clients, suppliers and the public cannot make informed decisions about the Company if this basic information contains material omissions or falsifications or misleading statements.

2.1 Accurate and Fair Reflection of Information

All employees involved in creating, processing or recording such information are responsible for its integrity and shall ensure, to the best of their ability, that all entries, books, records and accounts of the Company accurately and fairly reflect the Company’s operations and transactions.

2.2 False or Misleading Statements

In order to preserve confidence in all statements made by the Company, care must be taken to ensure that no report of business information is false or misleading.  No employee shall make any statement to (i) another employee of the Company, (ii) any consultants retained by the Company, (iii) clients or suppliers, (iv) any government agency or (v) any other person, which the employee knows or has reason to believe is false or misleading.

Any employee who becomes aware of any false or misleading information being produced or reported should report the matter to his or her line manager, the HR department, a member of the Executive Committee, or to the Chief Executive of Supernus Pharmaceuticals, Inc., as appropriate.

2.3 Confidential Information

Employees have an obligation to safeguard the Company’s confidential information. Such information is Company property, and its ownership must be respected. Examples of the Company’s confidential information include:

•                  Unpublished financial, product sales, pricing and costing information

•                  Operating or marketing plans and budgets

•                  Inventions, trade secrets and know-how;

•                  Research and development, scientific data and procedures, and product plans;

•                  Salary, wage and benefits data and all other personnel information;

•                  Detailed information regarding customers, including customer requirements, preferences and plans, except where such information is publicly available; and

•                  The Company’s dealings with business partners, suppliers, distributors and consultants and the details of all business deals, other than any terms which have been publicly announced.

All confidential information relating to the Company and its business is to be used solely by employees in pursuance of their work and for corporate purposes only. Confidential Information should not be provided to persons outside of the Company (except in connection with a confidentiality agreement) or used for the purpose of furthering a private interest or making a personal profit.

Employees must also ensure that all non-public information concerning the financial condition, earnings, business prospects, securities and other performance of the Company remains confidential, unless and until it is fully and properly disseminated to the public by management.

2.4 Industrial Espionage and Piracy

Just as the Company expects and requires that its confidential business information be safeguarded, so does it respect the right of other persons and firms, including competitors and potential competitors, to preserve the confidentiality of their business confidential information.  While sound business planning involves the assessment of information concerning the Company’s competitive position, any form of industrial espionage or piracy or other attempts to acquire by unlawful practices non-public information relating to the business of an existing or potential customer, competitor or supplier is not permitted.

3.0 PUBLIC DISCLOSURE

As a successful company Supernus plays active roles in the business community, the scientific community, and the community at large. Such participation involves communicating regularly within these communities and open communications on the part of Company representatives are encouraged. However, external communication activities also involve risks that need to be managed. These risks include the inadvertent disclosure of unprotected intellectual property, faulty or misleading financial disclosure, and incorrect information on any subject. Any such disclosure will damage Supernus’ interests, including its public reputation.

Public disclosure usually consists of three broad areas: financial disclosure, corporate communications, and scientific disclosure.

The Company has a policy under which Company press releases and public statements, as well as statements to the investment community, must be approved by its Chief Executive Officer or his designee.  Therefore, no employee should disclose any of the Company’s non-public information to any member of the financial/investment community or to the press.

Inquiries from external financial analysts or investors or shareholders should be directed to the Office of the Chief Executive Officer.

If an employee believes that any important non-public information will be revealed in any publication or communication with the scientific or investment community, the employee should notify the Office of the Chief Executive Officer in advance of such disclosure so that appropriate action can be taken, including stopping the disclosure. If any important non-public information is inadvertently disclosed, employees aware of such disclosure should contact the Office of the Chief Executive Officer immediately so that the Company may promptly take corrective action.

3.1 Inventions and Patents

All employees are required to disclose to the Company, in accordance with the procedures established by the Intellectual Property department, any discovery or invention that the employee has made or has reason to believe might be useful, patentable or otherwise protectable, including trade secrets (collectively

“Inventions”), in the course of his or her employment. The Company in consultation with the Intellectual Property department will undertake such decisions of when, what, and where to pursue possible patent protection.

3.2 Publications and Presentations

All employees are expected to disclose to their line manager and, if applicable, to any person identified in a specific procedure to that effect, any proposed printed publication, abstract, or verbal, electronic or written presentation or other disclosure to be made before any conference or presentation outside the Company for review and approval. The purpose of this prior notification is to enable the Company to take all appropriate measures to ensure that the proposed public disclosure does not adversely affect the Company’s rights, including intellectual property rights, or the ability of the Company to fully develop and commercialize the subject matter of the disclosure. The Company shall have the right to alter or amend, or prevent any proposed publication or disclosure.

3.3 Media

Employees must not make any statement to the press, radio or television about the Company’s business without prior authorization in writing. Any approaches or inquiries must be referred to the Business Development or Public Relations department.

4.0 CONFLICTS OF INTEREST

4.1 Personal Interest

Employees must act in the best interests of Supernus and must disregard any personal preference or advantage. Employees should avoid entering into situations in which their personal, family or financial interests may conflict with those of the Company.  Where any potential conflict of interest may arise, the employee should declare their interest and seek advice from senior management. Conflicts of interests do not include normal financial investments in publicly quoted companies.

Undisclosed interests or obligations in firms or property with which the Company transacts business, or with which the Company contemplates such transactions, create at least the presumption of a conflict of interest. Such interest or obligation shall be disclosed (to line manager and HR department) and any situation that could create a perception of conflict of interest should be avoided.

4.2 Business Practice

The Company and its employees must comply with the laws of all countries in which they operate and with applicable international and national industry codes of practice. It is the responsibility of all employees to ensure, by taking advice where appropriate, that they are fully aware of all relevant laws and codes of practice.

4.3 Receipt of Things of Value

Employees shall not solicit or accept for themselves or their family any thing of any value from any third party, including any gifts, entertainment or personal favors, which might reasonably be believed to have a significant influence on business transactions. An offer of entertainment must not be accepted unless the offer is within the bounds of accepted business hospitality.

This section would not generally prohibit the giving or receipt of gifts often exchanged in the course of normal business dealings, such as stationery, calendars, food baskets, tickets to local sporting events or concerts, dinners and similar items. In situation of doubt, employees shall refer to their line manager or the

HR department.

4.4 Other Interests

Involvement or employment outside the Company in any activity, which might reduce an employee’s general duty of undivided loyalty to the Company or affect the independence of judgments, decisions or actions taken on the Company’s behalf, must be avoided. No conflict of interest should exist between the private interests of employees and their obligations to the Company. To ensure that employees give their full attention to their work, employees are discouraged from engaging in paid employment outside of the Company and employees are prohibited from engaging in paid employment or business that might conflict with the interests of the Company without the express written permission of management of the Company. A copy of the permission shall be kept in the employee’s personal file within the HR department.

Employees must obtain the consent of their immediate superior for all professional activities (such as, for example, service in professional associations, on editorial boards and on boards of management) which follow from their function or status at the Company or which would necessitate time on such activities during the working day.

4.5 Bribes

Providing or attempting to provide or soliciting, accepting or attempting to accept any bribe to or from any employee or official of any person, corporation, entity or governmental agency with whom the Company is engaged, or seeks to become engaged, in business dealings ordinarily constitutes a violation of law. In addition, such conduct may impair public confidence in the integrity of the Company in the conduct of its business. Accordingly, employees shall not provide, or attempt or offer to provide, any bribes or solicit, accept or attempt to accept any bribe.

4.6 Insider Trading Restrictions

As of May 2012, Supernus has become a publicly held company.  The following restrictions now apply with respect to trading of Company securities.  These restrictions are more fully articulated in the Company’s Securities Trading Policy.

An employee must not trade in equity or derivative securities of Supernus at a time when he or she is in possession of “inside” or “material, non-public” information; that is, information which is not available outside the Company and which if it were made public could have a substantial effect on the market price of its securities.  This information is that which could reasonably be expected to affect the decision of an investor to buy or sell the Company’s securities.

At any and all times of year, Directors and Section 16 Officers (i.e.; ‘insiders’) are required to obtain clearance from the Chief Financial Officer before trading in Company securities.  Section 16 Officers are those employees who, because of the nature of their position, are likely to be in possession of sensitive, material non-public information relating to Supernus.  A list of insiders will be issued from time to time.  In addition, any employee becomes an insider if he or she is in receipt of material non-public information.  If in doubt as to whether an employee is in possession of such information, he or she should consult with their line manager, the Chief Financial Officer, and the Company’s legal counsel.

NASDAQ rules and Company policy prohibit all directors and employees from trading in any equity or derivative security during blackout periods.  These periods occur when the Company’s quarterly financial results are being compiled, because this information is deemed to be material and non-public.  These periods are likely to occur from January through mid March, April through mid May, and October though mid November.  However the exact dates of the blackout periods will depend on the date of release of financial results.

In addition, if the Company is in receipt of material, non-public information, the Company may, from time to time declare blackout periods.  All employees will be advised at the commencement and termination of any blackout period by the Chief Financial Officer or the Controller.

5.0 WORKING ENVIRONMENT

5.1 Respect and Integrity of the Person

The Company encourages the respect of the individual, their integrity and their dignity, by ensuring that the working environment and relations between employees shall be free of discrimination or harassment.

Supernus Pharmaceuticals, Inc. is an Equal Opportunity employer and strives to ensure that there is no discrimination against anyone applying for a job or while in employment for reasons of sex, sexual orientation, marital status, creed, color, race, nationality, ethnic or national origin, religious belief, political opinion or disability.

Harassment or discrimination may be based on one or more of the following motives: race, religion, color, political convictions, sex, language, pregnancy, ethnic or national origin, civil state, social status, sexual orientation, handicap, age.

Harassment is an unacceptable behavior which is shown, among other things, by words, acts or gestures which are considered by a person or group of persons to be of a humiliating or contemptuous character.

Sexual harassment is defined as being any undesired action or any undesired expression with sexual connotations which causes a real or apparent prejudice to an employee.

Discrimination and harassment will not be tolerated in the working environment.

The Company protects its employees who believe they are victims of harassment or discrimination. The Company has a formal process designed to stop any such behavior and to deal appropriately with the perpetrator.

Employees should not tolerate discrimination and harassment and should report their complaint.

The matter will be treated with discretion and diligence and in accordance with established procedure.

5.2 Alcohol and Drugs

Employees must not be under the influence of alcohol or illegal drugs while at work.

The consumption or even the mere possession of an illegal drug on Supernus premises is strictly forbidden.

The consumption of alcohol in the workplace is forbidden except on occasions or special events for which authorization must have been previously obtained from Human Resources or a member of the Executive Committee.

The consumption of alcohol at Company sponsored events and functions must be in moderation and within Company discretion.  Employees represent the Company, and therefore must maintain professional and respectable standards of behavior, and will be held accountable for their actions.

5.3 Ethics at Work

Employees are expected to demonstrate integrity, honesty and proper ethics at work. Misconduct will not be tolerated and could lead to disciplinary action. Cases of serious misconduct, e.g.: theft, fraud, violence at work will likely lead to job termination.

6.0 COMPLIANCE

6.1 Employee Compliance and Reporting

Each employee should be alert to any activities conducted in connection with his or her work which could be construed as a violation of the Code of Ethics, should bring the matter to the attention of his or her line manager and should take corrective action, if possible, to prevent recurrence of the violation.

An employee having information or knowledge of an act which appears to violate this Code of Ethics should report the matter to his or her line manager, the HR department, a member of the Executive Committee, or to the Chief Executive of Supernus Pharmaceuticals, Inc., as appropriate.

If an employee is uncertain whether an activity in which he or she is engaged or is considering could be construed as a violation of the Code of Ethics he or she should discuss the activity with his or her line manager, the HR department, a member of the Executive Committee or to the Chief Executive of Supernus Pharmaceuticals, Inc., as appropriate.

6.2 Investigation and Enforcement

If members of management receive reports of any violation of the Code of Ethics, they shall conduct such investigations and take such other action as they consider necessary to determine if a violation has in fact occurred and shall recommend appropriate corrective and disciplinary action (up to and including termination).

6.3 Implementation

Any subsidiary or any function concerned with a specific aspect of this Code may adopt more detailed, specific procedures or policies to facilitate the implementation of this Code of Ethics. Such detailed policies or procedures shall not limit the scope of the intents of this Code of Ethics. Employees will be expected to adhere to them.

Please indicate that you have read the attached policy, and having understood its contents, agree to abide by all of its provisions.

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